FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-05

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]
Sent: Tuesday, November 12, 2019 10:38 AM
Subject: COMM 2019-GC44 **NEW ISSUE ANNOUNCEMENT** PUBLIC

COMM 2019-GC44 -- NEW ISSUE CMBS

NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	DEUTSCHE BANK, CITIGROUP & GOLDMAN SACHS
CO-MANAGERS:	ACADEMY SECURITIES & DREXEL HAMILTON
RATING AGENCIES:	MOODY'S, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	23.338	30.000%	2.82	39.8%	15.0%
A-2	Aaa/AAA/AAA	138.840	30.000%	4.93	39.8%	15.0%
A-3	Aaa/AAA/AAA	55.469	30.000%	6.93	39.8%	15.0%
A-SB	Aaa/AAA/AAA	29.564	30.000%	7.24	39.8%	15.0%
A-4	Aaa/AAA/AAA	*	30.000%	*	39.8%	15.0%
A-5	Aaa/AAA/AAA	*	30.000%	*	39.8%	15.0%
A-M	Aa3/AAA/AAA	118.356	18.000%	9.93	46.7%	12.8%
B	NR/AA-/AA-	40.685	13.875%	9.93	49.0%	12.2%
C	NR/A-/A-	35.753	10.250%	9.93	51.1%	11.7%

***PRIVATE CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
D	NR/BBB/BBB+	23.425	7.875%	9.93	52.4%	11.4%
E	NR/BBB-/BBB-	18.493	6.000%	9.93	53.5%	11.2%

***PRIVATE LOAN-SPECIFIC CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
180W-A	Baa3/NR/NR	33.155	34.943%	4.93	38.2%	8.8%
180W-B	Ba3/NR/NR	35.530	20.830%	4.93	46.5%	7.2%
180W-C	B3/NR/NR	42.940	3.774%	4.93	56.5%	5.9%
180W-D	NR/NR/NR	9.500	0.000%	4.93	58.7%	5.7%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW:

CLASS EXPECTED RANGE OF BALANCE EXPECTED RANGE OF WAL

A-4	75.000 - 176.000	9.63 - 9.76
A-5	267.197 - 368.197	9.93 - 9.90

POOL BALANCE:	$1,024,298,346
NUMBER OF LOANS:	43
NUMBER OF PROPERTIES:	55
WA CUT-OFF LTV:	56.9%
WA UNDERWRITTEN NCF DSCR:	2.58X
WA UNDERWRITTEN NOI DEBT YIELD:	10.5%
WA MORTGAGE INTEREST RATE:	3.5463%
WA REM. TERM TO MATURITY (MOS):	108

PROPERTY TYPES:	RETAIL (26.8%), OFFICE (25.9%), MULTIFAMILY (21.3%),
INDUSTRIAL (9.3%), MIXED USE (8.7%), HOSPITALITY (6.1%), OTHER (1.9%)

TOP 5 STATES:	CA (23.1%), NY (12.4%), MA (8.2%), IL (7.2%), PA (6.8%)

AMORTIZATION TYPE:	INTEREST ONLY (63.2%); AMORTIZING BALLOON (17.0%); INTEREST ONLY, THEN AMORTIZING (16.7%); INTEREST ONLY, ARD (3.2%)

TOP 10 & 5 LOANS AS A % OF POOL:	48.0% & 28.8%

MASTER SERVICER:	MIDLAND LOAN SERVICES
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	RREF III-D AIV RR, LLC
TRUSTEE:	WELLS FARGO BANK, NA
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NA

ANTICIPATED TIMING:

- TERM SHEET & ANNEX A-1: ATTACHED

- RED: AVAILABLE VIA SEPARATE MESSAGE

- THIRD PARTY SYSTEMS: TODAY 11/12

- INVESTOR CALLS AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)

- PRE-SALE REPORTS: TODAY 11/12 OR TOMORROW 11/13

- ANTICIPATED PRICING: WEEK OF 11/12

- ANTICIPATED SETTLEMENT: 10/17

DEUTSCHE BANK TRADING DESK CONTACTS:

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

JIM MURPHY 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS:

RAUL OROZCO 212-357-8910

MATT PERRY 212-902-1070

GOLDMAN SACHS SYNDICATE DESK CONTACTS:

SCOTT WALTER 212-357-8910

ALEX SMITH-CONSTANTINE 212-902-1070

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Deutsche Bank Securities Inc. and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This preliminary prospectus is not required to contain all information that is required to be included in the prospectus. The information in this prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-226943) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com. The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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